As filed with the Securities and Exchange Commission on August 31, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORBOTECH LTD.

(Exact name of registrant as specified in its charter)

Israel	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

North Industrial Zone P.O. Box 215 Yavne, Israel	81101
(Address of Principal Executive Offices)	(Zip Code)

Equity Remuneration Plan for Key Employees of Orbotech Ltd.

and its Affiliates and Subsidiaries (as Amended and Restated, 2005)

(Full title of the plan)

Orbotech, Inc.

44 Manning Road

Billerica, Massachusetts 01821

Attention of Adi Kahn

(Name and address of agent for service)

(978) 667-6037

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Martin L. Senzel, Esq. Worldwide Plaza 825 Eighth Avenue (Room 3828) New York, N.Y. 10019	David Cohen, Esq. Cohen, Cohen, Yaron-Eldar & Co. Law Offices 14 Abba Hillel Street Ramat Gan, 52506, Israel

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, NIS 0.14 nominal value	1,000,000 shares	$24.07	$24,070,000	$2,833.04

(1)	The number of shares stated represents the maximum number of additional Ordinary Shares as to which equity-based compensation may be granted under the Orbotech Ltd. Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005). This Registration Statement also covers an indeterminate number of Ordinary Shares of Orbotech Ltd. which may be issued by reason of stock dividends, stock splits or similar transactions.

(2)	The price stated is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee.

On July 14, 2005, the shareholders of Orbotech Ltd. (“Orbotech” or the “Company”) approved the merger of the Company’s 1995 Incentive Stock Plan for Key Employees of Orbotech Ltd.’s Subsidiaries (As Amended, 1997, 1998, 1999, 2000, 2001, 2003) (the “1995 Plan”) into the Company’s Employee Share Ownership and Option Plan (2000) (As Amended, 2003) (the “2000 Plan”) and the amendment and restatement of the 2000 Plan. The name of the 2000 Plan was simultaneously changed to the “Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005)”. Accordingly, the shares previously reserved for issuance under the 1995 Plan and the 2000 Plan are now reserved for issuance under the 2000 Plan (as amended and restated). These shares were previously registered under Registration Statements on Form S-8 (Registration No. 333-05440, Registration No. 333-08404, Registration No. 333-09342, Registration No. 333-11124 and Registration No. 333-12692) of Orbotech previously filed with the Securities and Exchange Commission (the “Commission”). In addition, on July 14, 2005, the shareholders of the Company authorized that an additional 1,000,000 shares as to which equity-based compensation may be granted under the 2000 Plan (as amended and restated) be reserved for issuance, including a maximum of 400,000 of which may be issued as restricted shares. The additional 1,000,000 shares are being registered pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The document(s) containing the information called for in Part I of Form S-8 will be sent or given to participants to whom equity-based compensation is granted under the Orbotech Ltd. Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005) and is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Commission.

THE COMPANY RECEIVED FROM THE SECURITIES AUTHORITY

OF THE STATE OF ISRAEL AN EXEMPTION FROM THE

OBLIGATION TO PUBLISH A PROSPECTUS IN THE

MANNER REQUIRED PURSUANT TO THE PREVAILING

LAWS OF THE STATE OF ISRAEL. NOTHING

IN SUCH EXEMPTION SHALL BE CONSTRUED

AS AUTHENTICATING THE MATTERS CONTAINED

IN PART I OF THIS REGISTRATION STATEMENT

OR AS AN APPROVAL OF THEIR RELIABILITY

OR ADEQUACY OR AS AN EXPRESSION OF

OPINION AS TO THE QUALITY OF THE

SECURITIES HEREBY OFFERED.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

(i) The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004.

(ii) The reports on Form 6-K filed with the Commission since December 31, 2004, including those filed on February 15, 2005, March 22, 2005, May 10, 2005, May 23, 2005, June 14, 2005 and August 2, 2005.

(iii) The description of the Company’s Ordinary Shares in the Company’s Registration Statement on Form F-1 under the Securities Act of 1933, as filed with the Commission on July 5, 1984 (Registration No. 2-92065).

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and all reports on Form 6-K subsequently filed by the Company which state that they are incorporated by reference into this Registration Statement, prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the Ordinary Shares registered hereunder will be passed upon by Cohen, Cohen, Yaron-Eldar & Co., Law Offices.

Item 6.	Indemnification of Directors and Officers

Article 123 of the Articles of Association of the Company (the “Articles”) provides as follows:

“INDEMNITY

(a)	The Company may, subject and pursuant to the provisions of the Companies Law, indemnify an “Office Holder” of the Company (as such term is defined in Article 73 above) for all liabilities and expenses incurred by him arising from or as a result of any act (or omission) carried out by him as an Office Holder of the Company and which is indemnifiable pursuant to the Companies Law, to the maximum extent permitted by law. The Company may indemnify an Office Holder post-factum and may also undertake to indemnify an Office Holder in advance, provided such undertaking is limited to types of occurrences which, in the opinion of the Board of Directors, are, at the time of the undertaking, foreseeable and to an amount the Board of Directors has determined is reasonable in the circumstances.

(b)	The Company may, subject and pursuant to the provisions of the Companies Law, enter into contracts to insure the liability of Office Holders of the Company for any liabilities incurred by them arising from or as a result of any act (or omission) carried out by them as Office Holders of the Company and for which the Company may insure Office Holders pursuant to the Companies Law, to the maximum extent permitted by law.

(c)	The Company may, subject to the provisions of the Companies Law, procure insurance for or indemnify any person who is not an Office Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

(d)	The Company may, to the maximum extent permitted by law, exempt and release an Office Holder of the Company, including in advance, from and against all or part of his liability for monetary or other damages due to, or arising or resulting from, a breach of his duty of care to the Company. The Directors of the Company are released and exempt from all liability as aforesaid to the maximum extent permitted by law with respect to any such breach, which has been or may be committed.”

Article 73 of the Articles defines “Office Holder” as “a Director, managing director, general manager, chief executive officer, executive vice-president, vice-president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such positions or responsibility without regard to such person’s title”.

The Israeli Companies Law 5759-1999 (the “Companies Law”) provides that a company may include in its articles of association provisions which allow it to:

(1)	enter into a contract to insure the liability of an “office holder” (as defined) of the company by reason of acts or omissions committed in his or her capacity as an office holder of the company for:

(a)	the breach of his or her duty of care to the company or any other person;

(b)	the breach of his or her duty of loyalty to the company to the extent he or she acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him or her in favor of other persons.

(2)	indemnify an office holder of the company by reason of acts or omissions committed in his or her capacity as an office holder of the company, for:

(a)	monetary liabilities or obligations imposed upon him or her in favor of another person under a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder pursuant to an inquiry or a proceeding brought against him or her by a competent authority, which was concluded without the submission of an indictment against him or her and without any financial penalty being imposed on him or her as an alternative to a criminal proceeding or which was concluded without the submission of an indictment against him or her but with a financial penalty being imposed on him or her as an alternative to a criminal proceeding, in respect of a criminal action which does not require proof of criminal intent;

In this subsection: (i) a proceeding concluded without the submission of an indictment in a matter in respect to which a criminal investigation was initiated shall mean the relevant case against him or her being closed in accordance with the provisions of Section 62 of the Israeli Criminal Procedure Law, 5742-1982, or by virtue of a stay of proceedings by the Attorney General in accordance with the provisions of Section 231 of the Israeli Criminal Procedure Law, 5742-1982; and (ii) “a financial penalty imposed as an alternative to a criminal proceeding” means a monetary penalty imposed in accordance with law as alternative to a criminal proceeding, including an administrative fine in accordance with the Israeli Administrative Crimes Law, 5746-1985, a fine for a crime that is considered a crime in respect of which a fine may be imposed, in accordance with the provisions of the Israeli Criminal Procedure Law, 5742-1982, a monetary sanction or a monetary composition; and

(c)	reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require proof of criminal intent in which he or she was convicted.

(3)	exempt an office holder, in advance, from and against all or part of his or her liability for damages due to a breach of his or her duty of care to it, provided that a company may not exempt a director in advance from his or her liability to it due to a breach of his or her duty of care with respect to a ‘Distribution’ (as defined in Section 1 of the Companies Law).

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder (X) post-factum; and (Y) may also provide that a company may undertake to indemnify an office holder in advance as follows: (i) as detailed in section 2(a) above, provided that the undertaking is limited to types of occurrences which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable in light of the activities of the company when the undertaking is given and to an amount or a criteria that the board of directors has determined is reasonable in the circumstances, and that the undertaking shall point out the occurrences which in the board of directors’ opinion are foreseeable as aforesaid, and the amount or criteria set by the board of directors as reasonable in the circumstances (ii) as detailed in sections 2(b) and 2(c) above.

The Companies Law provides that a provision in a company’s articles of association which permits the company to enter into a contract to insure the liability of or to indemnify an office holder or to exempt an office holder from his or her liability to the company, or a resolution of a company’s board of directors to indemnify an office holder with respect to the following will not be valid:

•	a breach of his or her duty of loyalty, other than, in respect of indemnification and insurance, to the extent described in Section 1(b) above;

•	a breach of his or her duty of care that was done intentionally or recklessly, unless the breach was done only in negligence;

•	an act or omission done with the intent to unlawfully realize personal gain; or

•	a fine or monetary composition imposed upon him or her.

The Companies Law defines “office holder” (or “Nosei Misra” in Hebrew) to include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

Indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company’s audit committee and board of directors, and, in some circumstances, including if the office holder is a director, the approval of the company’s shareholders.

The Company has purchased from a commercial carrier a directors’ and officers’ liability insurance policy insuring its office holders as permitted by the Companies Law and its articles of association. The Company has also resolved to indemnify the Company’s office holders by the provision to them of letters of indemnification, which provide, among other things, that subject to certain conditions and limitations, the Company will indemnify them in respect of all amounts they may be obligated to pay, including reasonable legal expenses, in the event of legal proceedings or a judgment in respect of or due to any act or omission taken or made in their capacity as office holders. In addition, the Company has resolved to exempt and release the directors of the Company to the maximum extent permitted by law from and against all liability for monetary or other damages due to, or arising or resulting from, a breach of their duty of care to the Company, including in their capacity as officers of the Company to the extent they also serve as officers of the Company and has provided them with release letters to that effect.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number
4.1	Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005)

5.1	Opinion and consent of Cohen, Cohen, Yaron-Eldar & Co., Law Offices

23.1	Consent of Kesselman & Kesselman

23.2	Consent of Cohen, Cohen, Yaron-Eldar & Co., Law Offices (included in Exhibit 5.1)

24	Power of Attorney (included on signature page)

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yavne, State of Israel, on the 31st day of August, 2005.

ORBOTECH LTD.

By:	/s/ Yochai Richter
Yochai Richter Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Yochai Richter his true and lawful attorney-in-fact and agent with full power of substitution and, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yochai Richter Yochai Richter	Chief Executive Officer and Director (principal executive officer)	August 31, 2005

/s/ Amichai Steinberg Amichai Steinberg	Chief Financial Officer and Vice President for Finance (principal financial officer)	August 31, 2005

/s/ Adrian Auman Adrian Auman	Director of Finance (principal accounting officer)	August 31, 2005

/s/ Dr. Shlomo Barak Dr. Shlomo Barak	Chairman of the Board of Directors	August 31, 2005

/s/ Dr. Michael Anghel Dr. Michael Anghel	Director	August 31, 2005

/s/ Yehudit Bronicki Yehudit Bronicki	Director	August 31, 2005

/s/ Dan Falk Dan Falk	Director	August 31, 2005

/s/ Uzia Galil Uzia Galil	Director	August 31, 2005

/s/ Gideon Lahav Gideon Lahav	Director	August 31, 2005

/s/ Dr. Jacob Richter Dr. Jacob Richter	Director	August 31, 2005

/s/ Dr. Shimon Ullman Dr. Shimon Ullman	Director	August 31, 2005

Authorized Representative in the United States:

ORBOTECH, INC.

By	/s/ Adi Kahn	August 31, 2005
Adi Kahn